Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NuCana BioMed Limited 2016 Share Option Scheme (Including Enterprise Management Incentives & Incentive Stock Options), as amended and the NuCana plc 2020 Long-Term Incentive Plan, as amended of NuCana plc of our report dated March 19, 2026, with respect to the consolidated financial statements of NuCana plc included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Edinburgh, United Kingdom

March 19, 2026